Press Release

CONTACT:

Michael C. Massi

Investor Relations

Tel: (813) 313-1786

Investorrelations@cott.com

COTT DECLARES DIVIDEND AND REPORTS FOURTH QUARTER AND FISCAL YEAR

2012 RESULTS

(Unless stated otherwise, all fourth quarter 2012 comparisons are relative to the fourth quarter of 2011 and all fiscal year 2012 comparisons are relative to fiscal year 2011; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – February 15, 2013 – Cott Corporation (NYSE:COT; TSX:BCB) today announced the declaration of a quarterly dividend of CAD$0.06 per share on common shares, payable in cash on April 5, 2013 to shareowners of record at the close of business on March 20, 2013, as well as its results for the fourth quarter and fiscal year ended December 29, 2012.

Fourth Quarter 2012 Results

•	Revenue of $517 million was lower by 6% compared to $549 million.

•	Gross profit as a percentage of revenue increased 230 basis points to 11.7% compared to 9.4%.

•	Net income increased to $2 million compared to a net loss of $12 million.

•	Earnings per diluted share increased to $0.02 compared to a loss per diluted share of $0.12.

•	EBITDA increased 53% to $42 million compared to $27 million. Adjusted EBITDA increased 31% to $43 million compared to $32 million.

•	Free cash flow was $101 million arising from $120 million of net cash provided by operating activities less $19 million of capital expenditures.

Fiscal Year 2012 Results

•	Revenue of $2,251 million was lower by 4% (3% excluding the impact of foreign exchange) compared to $2,335 million.

•	Gross profit as a percentage of revenue increased 110 basis points to 12.9% compared to 11.8%.

•	Net income increased 27% to $48 million compared to $38 million.

•	Earnings per diluted share increased 25% to $0.50 compared to $0.40.

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•	EBITDA increased 8% to $209 million compared to $193 million. Adjusted EBITDA increased 7% to $213 million compared to $199 million.

•	Free cash flow was $103 million arising from $173 million of net cash provided by operating activities less $70 million of capital expenditures.

“Looking back at the fourth quarter and 2012 as a whole, I’m pleased with the improvement in gross margin and Adjusted EBITDA, alongside another year of strong cash generation. Additionally, in 2012 we announced our balanced capital deployment strategy, which seeks to improve our long-term growth and leverage metrics while returning funds to shareholders,” commented Jerry Fowden, Cott’s Chief Executive Officer. “For 2013, we remain committed to being a high service, low cost producer while maintaining the appropriate balance between revenue and margin,” continued Mr. Fowden.

FOURTH QUARTER 2012 PERFORMANCE SUMMARY

•

Total filled beverage case volume (excluding concentrate sales) was 199 million cases compared to 228 million cases. The volume decline was due primarily to our decision to exit certain low gross margin business in North America and the United Kingdom / Europe (“U.K.”) as well as a continued general decline in the North American carbonated soft drink (“CSD”) and juice categories. Including concentrate sales, volume was 280 million cases compared to 303 million cases. Concentrate volume grew 6% due primarily to the timing of shipments to customers in Asia.

•	Revenue was lower by 6% at $517 million. An overall increase in average price per case globally and favorable product mix in the U.K. was offset by lower overall volumes.

•

Gross profit as a percentage of revenue increased 230 basis points to 11.7% compared to 9.4%. The margin improvement was due primarily to an increase in average price per case and our exit from certain low gross margin business globally, as well as increased operational efficiencies in North America.

•	Selling, general and administrative (“SG&A”) expenses were flat at $44 million.

•	Income before income taxes increased to $3 million compared to a loss before income taxes of $10 million.

•	Income taxes were a benefit of $1 million compared to a $1 million tax expense.

•	EBITDA increased 53% to $42 million compared to $27 million. Adjusted EBITDA increased 31% to $43 million compared to $32 million.

•

Free cash flow was $101 million arising from $120 million of net cash provided by operating activities less $19 million of capital expenditures, compared to $87 million of free cash flow arising from $104 million of net cash provided by operating activities less $17 million of capital expenditures.

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FOURTH QUARTER 2012 REPORTING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume was 146 million cases compared to 170 million cases. Revenue was lower by 9% at $384 million as an increase in average price per case was more than offset by our exit from certain low gross margin business alongside a continued general decline in the North American CSD and juice categories.

•

U.K. filled beverage case volume was 46 million cases compared to 49 million cases due primarily to our exit from certain low gross margin business as well as the decrease in early customer orders ahead of future price increases compared to the prior period. Revenue increased 5% (3% excluding the impact of foreign exchange) to $117 million as a result of an increase in average price per case and favorable product mix, including growth in the energy and sports drinks categories.

•

Mexico filled beverage case volume was 7 million cases compared to 8 million cases. Revenue was lower by 15% (17% excluding the impact of foreign exchange) at $10 million due primarily to the loss of a regional brand license at the end of its term.

•	RCI concentrate volume was 58 million cases compared to 55 million cases. Revenue increased 11% to $6 million due primarily to the timing of shipments to customers in Asia.

FISCAL YEAR 2012 PERFORMANCE SUMMARY

•

Total filled beverage case volume (excluding concentrate sales) was 867 million cases compared to 960 million cases. The volume decline was due primarily to our decision to exit certain low gross margin business in North America and the U.K. as well as a continued general decline in the North American CSD and juice categories. Including concentrate sales, volume was 1,247 million cases compared to 1,314 million cases. Concentrate volume grew 7% due primarily to increased volume from a new customer in South America and the timing of shipments to customers in Asia.

•

Revenue was lower by 4% (3% excluding the impact of foreign exchange) at $2,251 million. An overall increase in average price per case globally and favorable product mix in the U.K. was offset by overall lower volumes and a product mix shift into juice drinks and sports drinks from 100% shelf-stable juice in North America.

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•

Gross profit as a percentage of revenue increased 110 basis points to 12.9% compared to 11.8%. The margin improvement was due primarily to an increase in average price per case and our exit from certain low gross margin business globally, as well as increased operational efficiencies in North America.

•

SG&A expenses were $178 million compared to $173 million. The modest increase in SG&A expenses was driven primarily by higher employee-related costs compared to a lowering of the annual incentive and long-term incentive accruals in the prior year partially offset by lower information technology expenses in 2012.

•	Income before income taxes increased 41% to $57 million compared to $41 million.

•	Income taxes increased to a $5 million tax expense compared to a $1 million tax benefit.

•	EBITDA increased 8% to $209 million compared to $193 million. Adjusted EBITDA increased 7% to $213 million compared to $199 million.

•

Free cash flow was $103 million arising from $173 million of net cash provided by operating activities less $70 million of capital expenditures, compared to $115 million of free cash flow arising from $164 million of net cash provided by operating activities less $49 million of capital expenditures.

FISCAL YEAR 2012 REPORTING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume was 652 million cases compared to 728 million cases. Revenue was lower by 6% (5% excluding the impact of foreign exchange) at $1,707 million as an increase in average price per case was more than offset by our exit from certain low gross margin business, a continued general decline in the North American CSD and juice categories and a product mix shift into juice drinks and sports drinks from 100% shelf-stable juice.

•

U.K. filled beverage case volume was 190 million cases compared to 195 million cases due primarily to our exit from certain low gross margin business as well as poor weather in the summer months. Revenue increased 6% (7% excluding the impact of foreign exchange) to $473 million as a result of an increase in average price per case and favorable product mix, including growth in the energy and sports drinks categories.

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•

Mexico filled beverage case volume was 26 million cases compared to 37 million cases. Revenue was lower by 25% (18% excluding the impact of foreign exchange) at $39 million due primarily to the loss of a regional brand license at the end of its term, partially offset by increased contract manufacturing volume.

•

RCI concentrate volume was 278 million cases compared to 259 million cases. Revenue increased 22% to $31 million due primarily to increased volume from a new customer in South America and the timing of shipments to customers in Asia.

Declaration of Dividend

Cott announced today that it has declared a dividend of CAD$0.06 per share on its outstanding common shares. The dividend is payable in cash on April 5, 2013 to shareowners of record at the close of business on March 20, 2013.

Cott intends to pay a regular quarterly dividend on its common shares subject to, among other things, the best interests of its shareholders, Cott’s results of operations, cash balances and future cash requirements, financial condition, statutory regulations and covenants set forth in Cott’s asset-based credit lending facility and indentures governing the senior notes due in 2017 and senior notes due in 2018, as well as other factors that the Board of Directors may deem relevant from time to time.

Fourth Quarter and Fiscal Year Results Conference Call

Cott Corporation will host a conference call today, February 15, 2013, at 10:00 a.m. EST, to discuss fourth quarter and fiscal year results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy products, sports products, new age beverages, and ready-to-drink teas, as well as alcoholic beverages for brand owners. Cott’s large manufacturing footprint, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With approximately 4,000

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employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to over 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Total filled beverage case volume” means filled beverage 8-ounce equivalents. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding purchase accounting adjustments, integration expenses, restructuring expenses and asset impairments. “Free cash flow” means GAAP net cash provided by operating activities less capital expenditures. See the accompanying reconciliation of Cott’s EBITDA and Adjusted EBITDA to its GAAP net income, and Cott’s free cash flow to its GAAP net cash provided by operating activities, as well as the “Non-GAAP Measures” paragraph below.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes EBITDA and Adjusted EBITDA to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures to present free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, pay dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ

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materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the declaration of future dividends, the amount of shares that may be repurchased under the share repurchase program, future financial operating results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: Cott’s ability to compete successfully; changes in consumer tastes and preferences for existing products and Cott’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Walmart; fluctuations in commodity prices and Cott’s ability to pass on increased costs to its customers, and the impact of those increased prices on Cott’s volumes; Cott’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; Cott’s ability to maintain favorable arrangements and relationships with its suppliers; the significant amount of Cott’s outstanding debt and Cott’s ability to meet its obligations under its debt agreements; Cott’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; credit rating changes; the impact of global financial events on Cott’s financial results; Cott’s ability to fully realize the expected cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at Cott’s beverage concentrates or other manufacturing facilities; Cott’s ability to protect its intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to Cott’s reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which Cott operates; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for Cott’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; Cott’s ability to recruit, retain, and integrate new management and a new management structure; Cott’s exposure to intangible asset risk; Cott’s ability to renew its collective bargaining agreements on satisfactory terms; disruptions in Cott’s information systems; compliance with product health and safety standards; and the volatility of Cott’s stock price.

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The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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COTT CORPORATION	EXHIBIT 1

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)

Unaudited

	For the Three Months Ended		For the Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Revenue, net	$517.2	$549.2	$2,250.6	$2,334.6
Cost of sales	456.6	497.8	1,961.1	2,058.0

Gross profit	60.6	51.4	289.5	276.6

Selling, general and administrative expenses	43.6	44.4	178.0	172.7
Loss on disposal of property, plant & equipment	0.1	0.7	1.8	1.2
Asset impairments
Asset impairments	—	0.6	—	0.6
Intangible asset impairments	—	1.4	—	1.4

Operating income	16.9	4.3	109.7	100.7

Contingent consideration earn-out adjustment	0.6	—	0.6	0.9
Other expense (income), net	0.2	1.0	(2.0)	2.2
Interest expense, net	13.6	13.7	54.2	57.1

Income (loss) before income taxes	2.5	(10.4)	56.9	40.5

Income tax (benefit) expense	(0.9)	1.0	4.6	(0.7)

Net income (loss)	$3.4	$(11.4)	$52.3	$41.2

Less: Net income attributable to non-controlling interests	1.1	0.5	4.5	3.6

Net income (loss) attributed to Cott Corporation	$2.3	$(11.9)	$47.8	$37.6

Net income (loss) per common share attributed to Cott Corporation
Basic	$0.02	$(0.13)	$0.51	$0.40
Diluted	$0.02	$(0.12)	$0.50	$0.40

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	94.8	94.4	94.6	94.2
Diluted	95.2	95.4	94.8	95.0

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COTT CORPORATION	EXHIBIT 2

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts, U.S. GAAP)

Unaudited

	December 29, 2012	December 31, 2011
ASSETS
Current assets
Cash & cash equivalents	$179.4	$100.9
Accounts receivable, net of allowance	199.4	210.8
Income taxes recoverable	1.2	9.9
Inventories	224.8	210.0
Prepaid expenses and other assets	20.3	19.3

Total current assets	625.1	550.9

Property, plant & equipment	490.9	482.2
Goodwill	130.3	129.6
Intangibles and other assets	315.4	341.1
Deferred income taxes	3.3	4.1
Other tax receivable	0.9	1.0

Total assets	$1,565.9	$1,508.9

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1.9	$3.4
Accounts payable and accrued liabilities	287.7	281.1

Total current liabilities	289.6	284.5

Long-term debt	601.8	602.1
Deferred income taxes	39.1	34.1
Other long-term liabilities	12.5	20.0

Total liabilities	943.0	940.7

Equity
Capital stock, no par - 95,371,484 (December 31, 2011 - 95,101,230) shares issued	397.8	395.9
Treasury stock	—	(2.1)
Additional paid-in-capital	40.4	42.6
Retained earnings	186.0	144.1
Accumulated other comprehensive loss	(12.4)	(24.7)

Total Cott Corporation equity	611.8	555.8
Non-controlling interests	11.1	12.4

Total equity	622.9	568.2

Total liabilities and equity	$1,565.9	$1,508.9

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COTT CORPORATION	EXHIBIT 3

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Operating Activities
Net income	$3.4	$(11.4)	$52.3	$41.2
Depreciation & amortization	25.5	23.9	97.7	95.3
Amortization of financing fees	0.8	1.0	3.7	3.9
Share-based compensation expense	1.4	0.7	4.9	2.9
(Decrease) increase in deferred income taxes	(0.8)	(1.4)	3.8	(3.7)
Gain on bargain purchase	—	—	(0.9)	—
Loss on disposal of property, plant & equipment	0.1	0.7	1.8	1.2
Asset impairments	—	0.6	—	0.6
Intangible asset impairments	—	1.4	—	1.4
Contract termination payments	—	—	—	(3.1)
Other non-cash items	0.4	3.2	(0.4)	4.9
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	51.8	36.5	15.0	(5.0)
Inventories	(6.2)	6.1	(12.1)	6.5
Prepaid expenses and other assets	5.2	4.9	(0.3)	5.8
Other assets	0.2	(0.9)	0.9	(0.7)
Accounts payable and accrued liabilities, and other liabilities	36.2	34.4	(2.2)	11.5
Income taxes recoverable	2.0	4.2	8.8	0.8

Net cash provided by operating activities	120.0	103.9	173.0	163.5

Investing Activities
Acquisition	—	(8.6)	(9.7)	(34.3)
Additions to property, plant & equipment	(19.1)	(17.4)	(69.7)	(48.8)
Additions to intangibles and other assets	(0.5)	(1.8)	(5.2)	(5.7)
Proceeds from sale of property, plant & equipment	—	0.3	2.3	0.4
Proceeds from insurance recoveries	0.2	—	1.9	—
Other investing activities	—	—	—	(1.8)

Net cash used in investing activities	(19.4)	(27.5)	(80.4)	(90.2)

Financing Activities
Payments of long-term debt	(0.5)	(1.6)	(3.3)	(6.8)
Borrowings under ABL	—	—	24.5	224.1
Payments under ABL	—	—	(24.5)	(231.9)
Distributions to non-controlling interests	(2.3)	(1.8)	(5.6)	(6.0)
Exercise of options	—	—	—	0.3
Common share repurchase	—	—	(0.3)	—
Dividends to shareholders	(5.8)	—	(5.8)	—
Financing fees	—	0.1	(1.2)	—

Net cash used in financing activities	(8.6)	(3.3)	(16.2)	(20.3)

Effect of exchange rate changes on cash	(0.7)	(0.4)	2.1	(0.3)

Net increase in cash & cash equivalents	91.3	72.7	78.5	52.7

Cash & cash equivalents, beginning of period	88.1	28.2	100.9	48.2

Cash & cash equivalents, end of period	$179.4	$100.9	$179.4	$100.9

Supplemental Noncash Financing Activities:
Capital lease additions	$0.3	$0.1	$1.0	$0.2
Common stock repurchased through accrued expenses	$2.9	$—	$2.9	$—

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COTT CORPORATION	EXHIBIT 4

SEGMENT INFORMATION

(in millions of U.S. dollars or 8 oz equivalent cases, U.S. GAAP)

Unaudited

	For the Three Months Ended		For the Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Revenue
North America	$384.3	$421.1	$1,707.4	$1,809.3
United Kingdom	117.0	111.1	473.2	447.9
Mexico	9.8	11.5	38.8	51.8
RCI	6.1	5.5	31.2	25.6

	$517.2	$549.2	$2,250.6	$2,334.6

Operating income (loss)
North America	$10.9	$(0.2)	$78.3	$70.4
United Kingdom	5.6	4.8	27.1	27.5
Mexico	(0.4)	(1.4)	(3.6)	(4.4)
RCI	0.8	1.1	7.9	7.2

	$16.9	$4.3	$109.7	$100.7

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	165.3	188.4	739.2	808.7
United Kingdom	49.6	51.7	204.1	209.0
Mexico	6.6	8.2	25.6	37.1
RCI	58.0	55.1	278.2	259.4

	279.5	303.4	1,247.1	1,314.2

Volume - 8 oz equivalent cases - Filled Beverage
North America	145.9	170.3	651.5	727.6
United Kingdom	46.4	48.9	189.5	194.7
Mexico	6.6	8.2	25.6	37.1
RCI	0.1	0.1	0.4	0.1

	199.0	227.5	867.0	959.5

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COTT CORPORATION	EXHIBIT 5

SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment

Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	December 29, 2012
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(32.0)	$(36.8)	$5.9	$(1.7)	$0.6

Impact of foreign exchange[2]	(2.8)	(0.3)	(2.3)	(0.2)	—

Change excluding foreign exchange	$(34.8)	$(37.1)	$3.6	$(1.9)	$0.6

Percentage change in revenue	-5.8%	-8.7%	5.3%	-14.8%	10.9%

Percentage change in revenue excluding foreign exchange	-6.3%	-8.8%	3.2%	-16.5%	10.9%

	For the Year Ended
(in millions of U.S. dollars, except percentage amounts)	December 29, 2012
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(84.0)	$(101.9)	$25.3	$(13.0)	$5.6

Impact of foreign exchange[2]	14.4	4.7	6.0	3.7	—

Change excluding foreign exchange	$(69.6)	$(97.2)	$31.3	$(9.3)	$5.6

Percentage change in revenue	-3.6%	-5.6%	5.6%	-25.1%	21.9%

Percentage change in revenue excluding foreign exchange	-3.0%	-5.4%	7.0%	-18.0%	21.9%

[1]	Cott includes the following reporting segments: North America, United Kingdom, Mexico and RCI.
[2]

Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

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COTT CORPORATION	EXHIBIT 6

SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION

(EBITDA)

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net income (loss) attributed to Cott Corporation	$2.3	$(11.9)	$47.8	$37.6
Interest expense, net	13.6	13.7	54.2	57.1
Income tax (benefit) expense	(0.9)	1.0	4.6	(0.7)
Depreciation & amortization	25.5	23.9	97.7	95.3
Net income attributable to non-controlling interests	1.1	0.5	4.5	3.6

EBITDA	$41.6	$27.2	$208.8	$192.9

Asset impairments
Asset impairments	—	0.6	—	0.6
Intangible asset impairments	—	1.4	—	1.4

Acquisition adjustments
Earnout adjustment	0.6	—	0.6	0.9
Inventory step-up (step-down)	—	0.3	0.1	(3.5)
Integration costs	0.3	0.8	3.4	3.8
Legal accrual	—	2.1	—	2.9

Adjusted EBITDA	$42.5	$32.4	$212.9	$199.0

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COTT CORPORATION	EXHIBIT 7

SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended
	December 29, 2012	December 31, 2011

Net cash provided by operating activities	$120.0	$103.9
Less: Capital expenditures	(19.1)	(17.4)

Free Cash Flow	$100.9	$86.5

	For the Year Ended
	December 29, 2012	December 31, 2011

Net cash provided by operating activities	$173.0	$163.5
Less: Capital expenditures	(69.7)	(48.8)

Free Cash Flow	$103.3	$114.7